      As filed with the Securities and Exchange Commission on June 20, 2003
                                                           Registration No. 333-
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------
                                 WHX CORPORATION
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                                    Delaware
--------------------------------------------------------------------------------
         (State or Other Jurisdiction of Incorporation or Organization)

                                   13-3768097
--------------------------------------------------------------------------------
                                (I.R.S. Employer
                               Identification No.)

                              110 East 59th Street
                            New York, New York 10022
--------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                    WHX Corporation 2003 Incentive Stock Plan
--------------------------------------------------------------------------------
                            (Full Title of the Plan)

                                  Ronald LaBow
                              Chairman of the Board
                                 WHX Corporation
                              110 East 59th Street
                            New York, New York 10022
--------------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

                                 (212) 355-5200
--------------------------------------------------------------------------------
          (Telephone Number, Including Area Code, of Agent for Service)

                                 With a copy to:
                              Steven Wolosky, Esq.
                 Olshan Grundman Frome Rosenzweig & Wolosky LLP
                    505 Park Avenue, New York, New York 10022
                                 (212) 753-7200

                         CALCULATION OF REGISTRATION FEE
=====================================================================================================

                                               Proposed            Proposed
                                               Maximum              Maximum
    Title of              Amount               Offering            Aggregate             Amount of
   Securities              to be                 Price             Offering             Registration
to be Registered        Registered(1)          Per Share            Price                   Fee
-----------------------------------------------------------------------------------------------------
Common Stock
par value, .01 per        250,000              $2.16(2)           540,000(2)               $43.67(2)
share.............
=====================================================================================================

(1)         In  addition,  pursuant to Rule 416(c) under the  Securities  Act of
            1933,  this  Registration  Statement  also  covers an  indeterminate amount of interests  to be offered or sold  pursuant to the employee benefit plan(s) described  herein.  There are also registered hereby such  indeterminate  number of shares of common  stock as may become issuable by reason of the operation of the anti-dilution  provisions of the WHX Corporation 2003 Incentive Stock Plan.
(2)         Computed in accordance  with Rule 457(h) under the  Securities  Act, solely for the purpose of  calculating  the  registration  fee.  All shares are to be offered at prices not  presently  determined  under the 2003  Incentive  Stock Plan.  Pursuant to Rule 457(h)  under the
            Securities Act of 1933, the price per share,  solely for the purpose of determining the registration  fee, is equal to the average of the high and low  prices of WHX  Corporation's  common  stock on the New
            York Stock Exchange as reported on June 19, 2003 of $2.16 per share.

                                       ii

                                EXPLANATORY NOTES

            WHX   Corporation   ("WHX"  or  the  "Company")  has  prepared  this
Registration Statement in accordance with the requirements of Form S-8 under the
Securities Act of 1933 (the  "Securities  Act"),  to register  250,000 shares of common  stock,  $.01 par value per share,  of the Company (the  "Common  Stock")
issuable pursuant to the WHX Corporation 2003 Incentive Stock Plan (the "Plan").

            This Form S-8 includes a Reoffer  Prospectus  prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer  prospectus may be utilized for  reofferings  and releases of up to 250,000  shares of Common Stock acquired  pursuant to the Plan by selling  shareholders,  as well as  additional shares of Common Stock  acquired  pursuant to the Company's  1991  Incentive and
Nonqualified  Stock Option Plan, 1993 Directors and Non-Employee  Officers Stock
Option  Plan,  1997  Directors  Stock  Option Plan and 2001 Stock Option Plan by
selling  shareholders each of whom may be deemed an "affiliate" (as such term is defined in Rule 405 of the Securities Act) of the Company.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

            The  Company  will  provide  documents  containing  the  information specified in Part 1 of Form S-8 to  employees  as  specified  by Rule  428(b)(1)
under the Securities Act.  Pursuant to the instructions to Form S-8, the Company is not  required  to file these  documents  either as part of this  Registration
Statement or as  prospectuses  or  prospectus  supplements  pursuant to Rule 424 under the Securities Act.

                                      iii

                                   PROSPECTUS

                                 250,000 SHARES
                                 WHX CORPORATION
                          Common Stock, $.01 par value

            This prospectus relates to the reoffer and resale by certain selling shareholders  of shares of our Common Stock that were issued or may be issued by us to the selling  shareholders as restricted stock, stock appreciation  rights, other equity  incentives,  stock or stock based awards,  or upon the exercise of stock options granted under the WHX  Corporation  2003 Incentive Stock Plan (the
"Plan") as well as upon the exercise of options granted under the Company's 1991
Incentive and  Nonqualified  Stock Option Plan, 1993 Directors and  Non-Employee
Officers  Stock Option  Plan,  1997  Directors  Stock Option Plan and 2001 Stock
Option Plan (together with the Plan, the "Plans").  We previously registered the offer and sale of the shares to the selling  shareholders.  This prospectus also relates  to  certain  underlying  options  that  have not as of this  date  been granted.  If and when such  options are granted to persons  required to use this prospectus to reoffer and resell the shares  underlying  such  options,  we will distribute a prospectus  supplement.  The shares are being  reoffered and resold for the account of the selling  shareholders  and we will not receive any of the proceeds from the resale of the shares.

            The selling  shareholders  have  advised us that the resale of their shares may be effected from time to time in one or more  transactions on the New
York Stock Exchange, in negotiated  transactions or otherwise,  at market prices prevailing at the time of the sale or at prices otherwise negotiated.  See "Plan of  Distribution."  We will bear all expenses in connection with the preparation of this prospectus.

            Our Common Stock is traded on the New York Stock  Exchange under the symbol  "WHX." On June 19,  2003,  the  closing  price for the Common  Stock,  as reported by the New York Stock Exchange, was $2.30.

            Our principal executive offices are located at 110 East 59th Street,
New York, New York 10022, and our telephone number there is (212) 355-5200.

                             ----------------------

     This investment involves risk. See "Risk Factors" beginning at page 1.
                             ----------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
              SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June 20, 2003.

                                       iv

Disclosure of Commission Position on
Indemnification for Securities Act Liabilities................................15

            Unless  otherwise  indicated,  all references in this  prospectus to
"WHX," the "Company," "we," "us" and "our" refer to WHX Corporation,  a Delaware corporation,  and our subsidiaries.  References to the "WHX Group" refers to WHX and its  subsidiaries,  other than the WPC Group.  References to the "WPC Group"
refers  to  Wheeling-Pittsburgh   Steel  Corporation  ("WPSC"),   together  with
Wheeling-Pittsburgh Corporation ("WPC") and its other subsidiaries.

                                       v

                                  RISK FACTORS

            YOU SHOULD  CAREFULLY  CONSIDER  THE RISKS  DESCRIBED  BELOW  BEFORE
MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING  CIRCUMSTANCES OCCUR, OUR
BUSINESS,  FINANCIAL  CONDITION  OR RESULTS OF  OPERATIONS  COULD BE  MATERIALLY
ADVERSELY  AFFECTED.  IN THAT EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD
DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

RISK FACTORS AND CAUTIONARY STATEMENTS

            Factors that could cause the actual results of the Company in future periods to differ materially include, but are not limited to, the following:

            o The WHX Group's business operate in highly competitive markets and are subject to significant competition from other businesses;

            o A decline in the general  economic  and  business  conditions  and industry  trends  and  the  other  factors  detailed  from  time  to time in the
Company's filings with the Securities and Exchange Commission (the "Commission")
could continue to adversely affect the Company's results of operations;

            o WHX's senior  management  may be required to expend a  substantial amount of time and effort  dealing  with  issues  arising  from the WPC  Group's bankruptcy filing,  which could have a disruptive impact on management's ability to focus on the operation of its businesses;

            o In connection  with the  bankruptcy  filing,  WHX purchased  $30.5 million  of the senior  term loan  portion  of the  debtor-in-possession  credit agreement  provided to the WPC Group.  In addition,  at March 31, 2003,  WHX had balances due from WPSC totaling $7.0 million in the form of secured advances and liquidity  support.  As part of the amended plan of  reorganization  for the WPC
Group, WHX has agreed  conditionally to forgo repayment of these claims from the reorganized  company.  If the  conditions  are not met, WHX Group's  recovery of these amounts is not certain;

            o Due to the bankruptcy  filing of the WPC Group,  the operations of the WPC Group are subject to the  jurisdiction of the bankruptcy court and, as a result,  WHX's  access  to the  cash  flows  of the  WPC  Group  is  restricted.
Accordingly,  the WHX Group will have to fund its  operations  and debt  service obligations without access to the cash flow of the WPC Group;

            o The WPC Group has a large net operating tax loss  carryforward due to prior losses and  continues  to incur  losses.  WPC is part of the  Company's consolidated  tax group.  In accordance  with federal tax laws and  regulations,
WPC's tax attributes have been utilized by the Company's  consolidated  group to reduce its consolidated federal tax obligations.  Depending on the final outcome of the WPC Group's  bankruptcy  filing,  the WPC Group's tax  attributes  may no longer be available to the WHX Group;

            o Various  subsidiaries of the WPC Group  participate in the pension plan  sponsored by the Company  ("WHX  Pension  Plan").  While that pension plan fully  complies with ERISA minimum  funding  requirements  at December 31, 2002, there can be no  assurance  as to the plan's  ongoing  funding  status.  Various developments  could  adversely  affect  the  funded  status  of the  plan.  Such developments  include (but are not limited to): (a) a material  reduction in the value of the pension assets; (b) a change in actuarial  assumptions  relating to asset  accumulation and liability  discount rates;  (c) events  triggering early retirement  obligations  such as plant shutdowns  and/or certain types of hourly workforce  reductions  resulting from the bankruptcy filing or otherwise and (d)
the  action  taken by the  Pension  Benefit  Guaranty  Corporation  ("PBGC")  to
terminate the WHX Pension Plan.  WHX has also agreed to be  contingently  liable for a portion of the OPEB  Obligations  (as defined  below),  subject to certain conditions.  Funding  obligations,  if they arise, may have an adverse impact on the WHX  Group's  liquidity.  The WPC Group's  ability to  maintain  its current operating  configurations and levels of permanent  employment are dependent upon its ability to maintain adequate liquidity.  There can be no assurances that the
WPC Group will be able to maintain adequate resources;

            o On March 6, 2003,  the PBGC  issued  its  Notice of  Determination
("Notice") and on March 7, 2003 filed a Summons and Complaint  ("Complaint")  in
United States  District Court for the Southern  District of New York seeking the involuntary termination of the WHX Pension Plan. In the event WHX is not able to reach an acceptable  agreement with the PBGC regarding the WHX Pension Plan, and if the PBGC's action is successful,  there will be material adverse effects upon the Company, including without limitation, the failure to satisfy a condition to the $250 million  Federal loan guaranty,  the uncertainty of confirming the plan of  reorganization  filed by the WPC Group,  and the  imposition of  significant additional liabilities upon WHX which WHX would be unable to pay;

            o As a result of the recent  action of the PBGC to terminate the WHX
Pension Plan,  Handy and Harman ("H&H")  informed its lenders on March 11, 2003, that the PBGC action may have been an  occurrence  that would  preclude H&H from making  certain  representations  to the lenders (as  required by the H&H credit facilities) in connection with future borrowings.  H&H has elected not to borrow any additional  funds against the H&H credit  facilities  until such time as the
PBGC action is  resolved.  If the PBGC action is upheld and the WHX Pension Plan is terminated,  such termination  would constitute an event of default under the
H&H  credit  facilities.  If H&H is  unable  to cure the  default  or  obtain an amendment to the H&H credit  facilities,  it could lead to a cancellation of the
H&H credit facilities and an acceleration of the outstanding borrowings.  If the lenders were to accelerate the  obligations  under the H&H credit  facilities it would have a material adverse effect upon the liquidity,  financial position and capital  resources of H&H. In addition,  the acceleration of the H&H obligations would  be an  event of  default  under  WHX's  10 1/2%  senior  notes.  Upon the occurrence  of an  event  of  default,  the  trustee  or the  holders  of 25% in principal  amount of the then  outstanding  notes could  accelerate  the 10 1/2%
senior notes.  Any such  acceleration  would have a material adverse effect upon the liquidity, financial position and capital resources of WHX.

            o Various  members of the WPC Group  have  existing  and  contingent liabilities relating to environmental matters,  including  environmental capital expenditures, costs of remediation and potential fines and penalties relating to possible  violations of national and state  environmental laws. In the event the
WPC Group is unable to fund these  liabilities,  claims may be made  against WHX for payment of such liabilities;

            o WHX  and  H&H  each  have  a  significant  amount  of  outstanding indebtedness,  and their  ability  to access  capital  markets  in the future to refinance such indebtedness may be limited; and

            o The credit agreement of H&H has certain  financial  covenants that limit the amount of cash distributions that can be paid to WHX.

BANKRUPTCY FILING OF THE WPC GROUP

            On November 16, 2000, the WPC Group filed petitions for relief under
Chapter 11 of the Bankruptcy Code in the United States  Bankruptcy Court for the
Northern  District of Ohio. As a result,  subsequent to the  commencement of the bankruptcy  filing,  the WPC Group sought and obtained  several  orders from the bankruptcy court that were intended to enable the WPC Group to continue business operations as  debtors-in-possession.  Since the petition  date, the WPC Group's management  has  been  in  the  process  of  stabilizing  their  businesses  and evaluating their operations,  while continuing to provide uninterrupted services to their customers.

            On November 17, 2000, the  bankruptcy  court granted the WPC Group's motion to approve a $290 million  debtor-in-possession  credit  agreement  ("DIP
Credit Agreement") provided by Citibank, N.A., as initial issuing bank, Citicorp
U.S.A., Inc., as administrative  agent, and the DIP lenders (the "DIP Lenders").
Pursuant to the DIP Credit Agreement,  Citibank, N.A. made term loan advances to the WPC Group up to a maximum  aggregate  principal  amount of $35  million.  In addition, the DIP Lenders agreed, subject to certain conditions,  to provide the
WPC Group with revolving loans, swing loans and letter of credit  accommodations in an aggregate amount of up to $255 million.  On January 2, 2002, the WPC Group requested  and  received a reduction  in the  revolving  loans,  swing loans and letter  of  credit  to a maximum  aggregate  amount  of up to $175  million.  On
November  15,  2002,  the  bankruptcy  court  approved a motion to amend the DIP
Credit Agreement to reduce the revolving loans, swing loans and letter of credit to a maximum aggregate of $160 million and to make certain other related changes to the agreement.  In connection with the bankruptcy  filing, WHX had guaranteed
$30 million of the term loan portion of the DIP Credit  Agreement  ("Term Loan")
and deposited in a pledged asset account $33 million of funds in support of such guaranty.  Effective as of June 1, 2001, WHX purchased a participation  interest comprising an undivided  interest in the Term Loan in the amount of $30 million, plus interest  accrued but not paid on such amount of the Term Loan through June
1, 2001.  Concurrently with such  transaction,  WHX's guaranty of $30 million of the Term  Loan  described  above was  terminated  and the $33  million  of funds previously deposited in a pledged asset account in support of such guaranty were released to WHX. WHX paid to Citibank $30.5 million of such  deposited  funds to purchase WHX's participation interest in the Term Loan.

            WPC borrowings  outstanding  under the  debtor-in-possession  credit facility (the "DIP Credit  Facility") for revolving loans totaled $147.3 million and $135.5  million at March 31, 2003 and December 31, 2002  respectively.  Term
Loans under the DIP Credit  Facility  totaled $35.4 million and $35.2 million at
March 31, 2003 and December 31, 2002 respectively. Letters of credit outstanding under the facility  totaled  $2.8 million at March 31, 2003.  At March 31, 2003, net availability under the DIP Credit Facility was $6.8 million.  The DIP Credit
Facility currently expires on the earlier of May 17, 2003 or the completion of a plan of reorganization.

            At January  1, 2000,  $136.8  million  of the  Company's  net equity represented its investment in the WPC Group. In addition to this investment, WHX owns a $32.0 million participation interest in the Term Loan discussed above and holds other claims against WPC and WPSC totaling approximately $7.0 million. The recognition  of the WPC  Group's net loss of $176.6  million,  in the year 2000, eliminated the investment's  carrying value of $136.8 million. In November 2000,
WHX recorded a liability  of $39.8  million  representing  the excess of the WPC
Group's loss over the carrying amount of the investment.

            During the period  November 17, 2000 through March 31, 2003, the WPC
Group incurred cumulative net losses of $317.0 million. Pursuant to the terms to the amended POR, WHX has conditionally agreed to contribute $20.0 million to the
WPC Group (see discussion below pertaining to WHX Contributions). As a result of the  Company's  probable  obligation  to fund $20.0  million  to WPC Group,  the
Company  has  recorded  a $20.0  million  charge as Equity in loss of WPC in the accompanying Statement of Operations.

            A Settlement and Release Agreement  ("Settlement  Agreement") by and
among WPSC,  WPC,  WHX, and certain  affiliates of WPSC,  WPC and WHX,  received approval of the United States Bankruptcy Court for the Northern District of Ohio
on May 24, 2001, was entered into on May 25, 2001,  and became  effective on May
29, 2001.

            The Settlement  Agreement provided,  in part, for (1) the payment by
WHX to WPC of $32 million;  (2) the  exchange of releases  between the WPC Group and the WHX Group;  (3) the acquisition by WHX or its designee of certain assets of Pittsburgh-Canfield Corporation ("PCC"), plus the assumption of certain trade payables,  subject to certain terms and conditions (WHX recorded $5.4 million as the fair  value of the net  assets  of  PCC.);  (4) the  termination  of the tax sharing  agreements  between WHX and WPC; (5) WHX to deliver an agreement to the
WPC Group  whereby it agreed not to charge or allocate any pension  obligations, expenses  or  charges to the WPC Group with  respect  to the WHX  Pension  Plan, subject to certain  limitations as provided  therein,  through and including the earlier of the effective date of a plan or plans of reorganization  and December
31, 2002;  and (6) the final  settlement of all  inter-company  receivables  and liabilities between the WHX Group and the WPC Group (except for commercial trade transactions),  including the liability for redeemable stock. Such transactions, other than the acquisition of certain assets of PCC, all occurred  effective May
29, 2001. The  acquisition of certain assets of PCC closed on June 29, 2001. The
PCC  agreement  included  a  one-year  repurchase  option  for the  seller.  The repurchase option expired unexercised on June 29, 2002.

            On October 22, 2001, the bankruptcy court entered an order ("October
Order"), approving several transactions intended, among other things, to provide the WPC Group with  additional  liquidity.  As part of the  October  Order,  the bankruptcy  court  approved  a  Memorandum  of  Understanding  by and  among the
Company,  Wheeling-Pittsburgh  Corporation  ("WPC"),  Wheeling-Pittsburgh  Steel
Corporation  ("WPSC")  and  the  United  Steelworkers  of  America,  AFL-CIO-CLC
("USWA"),  pursuant to which the Company  agreed to provide to WPSC (1) up to $5 million of secured  loans and $5 million  of  liquidity  support  (part of which consisted of financing  terms) during the period from the Order through  January
31, 2002, (2) if certain conditions are met, an additional $2 million of secured loans (for an aggregate of $7 million) and the  maintenance  of the $5.0 million of liquidity support referred to above,  during the period from February 1, 2002 through  March  31,  2002,  (the  conditions  were not met and  accordingly  the additional  $2.0 million in secured loans were not made),  and (3) a $25 million contribution to a new WPSC defined benefit pension plan contingent  upon,  among other things,  a confirmed  WPSC plan of  reorganization  (item 3 has since been superceded by the WHX Contributions  described  below).  Through March 31, 2003,
WHX had advanced  $5.0 million of the loans and up to $5.5 million of financing.
At March 31, 2003, the  outstanding  balance of these secured  advances was $5.0 million plus interest of $0.4 million, and $1.6 million, respectively.

            The October Order also approved a Supplemental  Agreement  among the members of the WPC Group and WHX,  under which all of the  extensions  of credit referred to in the preceding paragraph are granted  super-priority  claim status in WPSC's Chapter 11 case and are secured by a lien on substantially  all of the assets of WPSC,  junior to the  liens,  security  interests  and  super-priority claims of the lenders to WPSC under the DIP Credit  Agreement.  The Supplemental
Agreement also provides, among other things, that the Company may sell, transfer or dispose of the stock of WPC free from the  automatic  stay imposed  under the
Bankruptcy  Code,  and under  specified  circumstances  requires  WPC to support certain changes to the WHX Pension Plan.

            Additionally,  the October Order  approved the terms of the Modified
Labor Agreement  ("MLA") by and among WPC, WPSC and the USWA. WHX is not a party to the MLA. The MLA modifies the current WPSC collective bargaining agreement to provide for, among other things,  immediate  reductions in wages and the cost of providing  medical  benefits to active and  retired  employees  in exchange  for improvement in wages and pension  benefits for hourly employees upon a confirmed
WPSC  plan  of  reorganization.  The  MLA is  part  of a  comprehensive  support arrangement that also involves concessions from WPSC salaried employees,  WPSC's vendors and other constituencies in the Chapter 11 proceedings.

            In January  2002,  WPSC  finalized  a financial  support  plan which included a $5.0  million  loan from the State of West  Virginia,  a $7.0 million loan and a $0.2 million grant from the State of Ohio, a $10.0 million advance by the WHX Group for future steel  purchases  (all of which were  delivered  before
June 30,  2002) and  additional  wage and salary  deferrals  from WPSC union and salaried employees. At December 31, 2002, the balance outstanding with the State of West Virginia was $5.0 million, and $7.0 million with the State of Ohio.

            On September 23, 2002,  WPC announced  that the Royal Bank of Canada
("RBC") had filed on its behalf an  application  with the  Emergency  Steel Loan
Guarantee  Board  ("ESLGB")  for a  $250  million  federal  loan  guarantee.  An affiliate of RBC has agreed to  underwrite  the loan if the guaranty is granted.
On February 28, 2003, the ESLGB initially rejected the application. WPC and RBC, however,  amended and  supplemented  the  application  and it was  conditionally approved  on March 26,  2003.  The  approval  of the  guaranty is subject to the satisfaction of various conditions on or before June 30, 2003 including, without limitation,  resolution  of the  treatment  of the  WHX  Pension  Plan  that  is acceptable to and approved by the PBGC, confirmation of a plan of reorganization for the WPC Group,  and the execution of definitive  agreements  satisfactory in form and substance to the ESLGB.

            The amended RBC application contained a business plan that assumed a confirmed Chapter 11 plan of  reorganization  ("POR") for the WPC Group. As part of the POR, the Company has agreed  conditionally to make certain  contributions
(the  "WHX   Contributions")   to  the  reorganized   company.   Under  the  WHX

Contributions,  the Company  would  forgo  repayment  of its claims  against the debtors of approximately $39 million and, additionally,  would contribute to the reorganized  company $20 million of cash,  for which the Company would receive a note in the amount of $10 million.  The WHX Contributions  would be subject to a number  of  conditions  including,  without  limitation,  that  (1)  the  POR be satisfactory  to the Company in its sole and  absolute  discretion,  and (2) the
Company's   dispute  with  the  PBGC,   described  below,  be  resolved  to  the
satisfaction of the Company in its sole and absolute discretion.  As a result of the Company's probable  obligation to fund $20.0 million to WPC, the Company has recorded  a $20.0  million  charge as Equity in loss of WPC in the  accompanying
Consolidated Statement of Operations.

            On March 6, 2003, the Pension Benefit Guaranty  Corporation ("PBGC")
published its Notice of  Determination  ("Notice")  and on March 7, 2003 filed a
Summons and  Complaint  ("Complaint")  in United States  District  Court for the
Southern  District of New York seeking the  involuntary  termination  of the WHX
Pension Plan.  The PBGC stated in its Notice that it took this action because of its concern that "PBGC's possible  long-run loss with respect to the WHX Pension
Plan may reasonably be expected to increase unreasonably if the WHX Pension Plan is not  terminated."  WHX filed an answer to this  complaint  on March 27, 2003, contesting  the PBGC's  action.  The PBGC's  action to terminate the WHX Pension
Plan was taken following the initial rejection on February 28, 2003 by the ESLGB of RBC's application for a $250 million federal loan guaranty. The PBGC has been notified of the loan guaranty  approval on March 26, 2003.  As described  above, obtaining an acceptable resolution of the treatment of the WHX Pension Plan is a condition to the loan guaranty.  If an acceptable  resolution is not obtained on or before June 30, 2003,  then a condition to the loan  guaranty  shall not have been  satisfied.  If the loan  guaranty is not  granted it is unlikely  that the present plan of reorganization,  filed with the bankruptcy court on December 20,
2002, will be confirmed.  Furthermore,  it is doubtful that an alternative  plan could be confirmed in a  reasonable  time frame  (although  WPC  management  has indicated  that it would  attempt to pursue such an alternate  plan).  In either case there can be no  assurance  as to the  future of the WPC Group.  In a press release the PBGC  contends that the WHX Pension Plan has roughly $300 million in assets to cover more than $443  million in benefit  liabilities  resulting  in a funding  shortfall of approximately  $143 million (without  accounting for plant
shutdown  benefits).   Furthermore,   the  PBGC  contends  that  plant  shutdown
liabilities,  if they  were to  occur,  could  be as much as $378  million.  WHX disputes the PBGC's  calculation  of liabilities  and shutdown  claims since the actual  amount  of  these  liabilities  may  be  substantially  less,  based  on alternative actuarial assumptions. However, there can be no assurance that WHX's assertions  will be accepted.  If the PBGC's  action is  successful  and the WHX
Pension  Plan is  terminated,  WHX expects that it will be subject to a claim by the PBGC of at least $143  million.  WHX  intends to  vigorously  defend  itself against such claims,  but there can be no assurance that WHX would  prevail.  If the WHX Pension  Plan were  terminated,  WHX  believes  it is unlikely  that the present  plan of  reorganization,  filed  with  the  bankruptcy  court  filed on
December  29,  2002,  will be  confirmed.  Furthermore,  it is doubtful  that an alternative  plan could be confirmed in a reasonable  time frame  (although  WPC management  has  indicated  that it would  attempt to pursue  such an  alternate plan).  In either  case  there can be no  assurance  as to the future of the WPC
Group.  If a cessation of operations of the WPC Group or termination of the plan were to occur,  the  consequential  cash funding  obligations to the WHX Pension
Plan would have a material adverse impact on the liquidity,  financial  position and capital resources of the Company.

            Management  of the  Company  cannot  at  this  time  determine  with certainty the ultimate outcome of the Chapter 11 proceedings or the related PBGC action; however it is possible that the following outcomes could result, whether upon the confirmation of the plan of reorganization as submitted or as it may be amended or modified, or otherwise:

            a) The WPC Group could reorganize, and its creditors could receive a portion of their claims in cash or in stock of WPC or WPSC.  In such a case, the WHX Group would have little or no future ownership in or involvement  with the WPC Group  (except as a creditor)  and the WHX
            Group's  future  cash  obligations  to or on behalf of the WPC Group would be minimal to none (other than the WHX Contributions, referred to above).

            b) The PBGC  could  prevail  in its  actions  to  terminate  the WHX
            Pension   Plan,   which  could  result  in  a  partial  or  complete
            liquidation of the WPC Group. If such liquidation were to occur, the
            Company  could  be  responsible  for  significant  early  retirement pension  benefits.  In such a case,  the PBGC would  likely  seek to enforce  claims for  shutdown  liabilities  against  the  Company in
            addition  to  the  $143  million  claims  for  accumulated   benefit
            liabilities referred to above. The PBGC asserts that shutdown claims arising from a complete liquidation of the WPC Group would result in claims against the Company of as much as $378 million. A shutdown of only a portion of the WPC Group's facilities would generate shutdown liabilities  in a lower  amount.  WHX disputes the PBGC's  assertion with  regard to each of their  claims.  If the PBGC were to  prevail against the  Company,  the PBGC could file a claim in an amount from
            $143 million to $521  million,  which the Company would be unable to fund.

            In  connection  with past  collective  bargaining  agreements by and between  the WPC Group  and the  United  Steelworkers  of  America,  AFL-CIO-CLC
("USWA"), the WPC Group is obligated to provide certain medical insurance,  life insurance,  disability  and  surviving  spouse  retirement  benefits  to retired employees and their dependents ("OPEB  Obligations").  WHX is not a signatory to any of these agreements.  However,  WHX has separately agreed to be contingently liable for a portion of the OPEB Obligations.  WHX's contingent obligation would be  triggered  in the event that the WPC Group was to fail to  satisfy  its OPEB
Obligations.  WHX's  contingent  obligation is limited to 25% of the Accumulated
Post-Retirement Benefit Obligation with respect to the WPC Group's employees and retirees  represented  by the USWA.  WPSC's total OPEB  Obligation at January 1,
2003 is estimated to be $314.1 million. WHX has estimated that approximately 85%
of employees and retirees  entitled to such OPEB  Obligations are represented by the USWA.

            WHX's  liability for OPEB  Obligations  exists only so long as (1) a majority  of the  directors  of WPSC or WPC are  affiliated  with  WHX;  (2) WHX controls the Board of Directors of WPSC or WPC through  appointment  or election of a majority of such directors;  or (3) WHX,  through other means,  exercises a level  of  control  normally  associated  with (1) or (2)  above.  If the POR is confirmed,  WHX believes that its liability  for the OPEB  Obligations  would be eliminated.

                           FORWARD-LOOKING STATEMENTS

            This Registration  Statement includes  "forward-looking  statements"
within the meaning of Section 27A of the Securities  Act, and Section 21E of the
Securities Exchange Act of 1934, as amended ("Exchange Act"). In some cases, you can  identify  forward-looking  statements  by  words  such  as  "may,"  "will,"
"should,"  "could,"  "expect,"  "plan,"  "anticipate,"   "believe,"  "estimate,"
"intend,"  "project,"  "seek,"  "predict,"  "potential"  or  "continue"  or  the negative of these terms or other  comparable  terminology.  These statements are only predictions.  Actual events or results may differ  materially.  Although we believe that the expectations  reflected in the  forward-looking  statements are reasonable, we cannot guarantee future results, levels of activity,  performance or  achievements.  We are  under no duty to  update  any of the  forward-looking statements  after the date of this  prospectus  to conform  these  statements to actual results.

            Any   forward-looking   statements  made  by  the  Company  are  not
guarantees of future  performance and there are various  important  factors that could cause  actual  results to differ  materially  from those  indicated in the forward-looking  statements.  This  means  that  indicated  results  may  not be realized.

                       WHERE YOU CAN FIND MORE INFORMATION

            We have filed a Registration  Statement on Form S-8 with the SEC for our Common Stock offered in this offering.  This prospectus does not contain all of the information set forth in the Registration Statement.  You should refer to the Registration Statement and its exhibits for additional information. Whenever we make  references in this  prospectus to any of our  contracts,  agreements or other  documents,  the  references are not  necessarily  complete and you should refer to the exhibits  attached to the Registration  Statement for the copies of the actual contract, agreement or other document.

            You should rely only on the information and representations provided or incorporated by reference in this  prospectus or any related  supplement.  We have not authorized anyone else to provide you with different  information.  The selling  shareholders  will not make an offer to sell these  shares in any state where the offer is not permitted.  You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

            The  Commission  maintains an Internet  site at  http://www.sec.gov, which contains reports, proxy and information statements,  and other information regarding  us.  You may  also  read  and  copy  any  document  we file  with the
Commission at its Public  Reference  Room, 450 Fifth Street,  N.W.,  Washington,
D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The  Commission   allows  us  to   "incorporate  by  reference"  the
information  we file with  them,  which  means  that we can  disclose  important information  to you by referring  you to those  documents.  The  information  we incorporate  by  reference is  considered  to be a part of this  prospectus  and information that we file later with the Commission will automatically update and replace this information. We incorporate by reference the documents listed below and any future filings we make with the Commission  under Section 13(a),  13(c),
14 or 15(d) of the Exchange Act of 1934, as amended:

            (1)  Our Annual Report on Form 10-K for the year ended  December 31,
                 2002;

            (2)  Our  Quarterly  Report  on Form 10-Q for the  quarterly  period ended March 31, 2003;

            (3)  Our Current Reports on Form 8-K filed February 14, 2003,  March
                 3, 2003, March 7, 2003, March 27, 2003 and May 13, 2003;

            (4)  The   description   of  our  Common  Stock   contained  in  our
                 Registration Statement on Form 8-B filed June 24, 1994.

            We will  provide  you with a copy of these  filings,  excluding  the exhibits  to  such  filings  which  we have  not  specifically  incorporated  by reference in such filings,  at no cost, upon written or oral request, by writing or telephoning us at WHX Corporation,  110 East 59th Street,  New York, New York
10022, Attention: Chief Financial Officer, telephone (212) 355-5200.

                                 USE OF PROCEEDS

            The  shares of Common  Stock  offered by this  prospectus  are being registered  for the  account  of the  selling  shareholders  identified  in this prospectus.  See "Selling  Shareholders."  All net proceeds from the sale of the shares of Common  Stock  will go to the  shareholders  that offer and sell their shares.  We will not receive any part of the proceeds  from such sales of Common
Stock. We will,  however,  receive the exercise price of the options at the time of their exercise. Such proceeds will be contributed to working capital and will be used for general corporate purposes.

                                   THE COMPANY

            WHX is a  holding  company  that has been  structured  to  invest in and/or  acquire a diverse group of businesses on a  decentralized  basis.  WHX's primary  business is H&H, a diversified  manufacturing  company whose  strategic business units  encompass three segments:  precious  metal,  wire & tubing,  and engineered materials. WHX also owns  Pittsburgh-Canfield  Corporation ("PCC"), a
manufacturer  of  electrogalvanized   products  used  in  the  construction  and
appliance industries. In July 2002, the Company sold its wholly owned subsidiary
Unimast  Incorporated  ("Unimast"),  a leading manufacturer of steel framing and other products for  commercial and  residential  construction.  The  transaction closed on July 31,  2002.  WHX's other  business  consists of WPC and six of its subsidiaries including WPSC, a vertically integrated manufacturer of value-added and flat rolled steel products.

            WHX acquired H&H in April 1998. H&H's business  segments are the (a)
manufacturing and selling of non-precious metal wire, cable and tubing products, of stainless steel,  carbon steel and specialty  alloys;  (b)  manufacturing and selling of precious metal brazing products and precision electroplated materials and  stamped  parts;  and (c)  manufacturing  and  selling  of other  engineered materials  supplied to the roofing,  construction,  natural gas,  electric,  and water industries. H&H's products are sold to industrial users in a wide range of
applications  which  include  the  electric,  electronic,   automotive  original
equipment, computer equipment, oil, refrigeration,  utility, telecommunications, medical and energy related industries.

            On  November  16,  2000  ("Petition  Date"),  the  WPC  Group  filed petitions for relief ("Bankruptcy Filing") under Chapter 11 of the United States
Bankruptcy Code  ("Bankruptcy  Code") in the United States  Bankruptcy Court for
the Northern District of Ohio ("Bankruptcy  Court"). The WPC Group commenced the
Chapter 11 cases in order to restructure  their outstanding debts and to improve their  access  to the  additional  funding  that  the WPC  Group  needs  for its continued  operations.  The WPC Group is in  possession  of its  properties  and assets and continues to manage its  businesses  with its existing  directors and officers as  debtors-in-possession  subject to the supervision of the Bankruptcy
Court.  WPSC and the other  members of the WPC Group are  authorized  to operate their  businesses,  but may not  engage in  transactions  outside  of the normal course of business without approval, after notice and hearing, of the Bankruptcy
Court.  The Bankruptcy Court has granted the WPC Group's motion to approve a new
$290 million  debtor-in-possession  credit  agreement  ("DIP Credit  Agreement")
provided by Citibank,  N.A., as initial issuing bank, Citicorp U.S.A.,  Inc., as administrative  agent, and certain lenders ("DIP Lenders").  Pursuant to the DIP
Credit Agreement, Citibank, N.A. has made term loan advances to the WPC Group up to a maximum  aggregate  principal  amount of $35  million.  In addition the DIP
Lenders have  agreed,  subject to certain  conditions,  to provide the WPC Group with  revolving  loans,  swing loans and letter of credit  accommodations  in an aggregate  amount of up to $255 million.  The term loans and revolving loans are secured by first  priority  liens on the WPC  Group's  assets,  subject to valid liens  existing on  November  16,  2000,  and have been  granted  super-priority administrative  status,  subject to certain  carve-outs  for fees payable to the
United  States  Trustee  and  professional  fees.  The  terms of the DIP  Credit
Agreement include cross default and other customary provisions.  Effective as of
June 1, 2001,  WHX purchased a  participation  interest  comprising an undivided interest in the term loan in the amount of $30 million,  plus  interest  accrued but not paid on such amount of the term loan through June 1, 2001.

                                       10

            On September 23, 2002,  WPC announced  that the Royal Bank of Canada
("RBC") had filed on its behalf an  application  with the  Emergency  Steel Loan
Guarantee  Board  ("ESLGB")  for a  $250  million  federal  loan  guarantee.  An affiliate of RBC has agreed to underwrite  the loan if the guarantee is granted.
On February 28, 2003, the ESLGB initially rejected the application. WPC and RBC, however,  amended and  supplemented  the  application  and it was  conditionally approved  on March 26,  2003.  The  approval  of the  guaranty is subject to the satisfaction of various conditions on or before June 30, 2003 including, without limitation,  resolution  of the  treatment  of the  WHX  Pension  Plan  that  is acceptable to and approved by the Pension Benefit Guaranty Corporation ("PBGC"),
confirmation of a plan of reorganization for the WPC Group, and the execution of definitive  agreements  satisfactory  in form and  substance  to the ESLGB.  The present Plan of  Reorganization  was filed with the Bankruptcy Court on December
20, 2002.

            On March 6,  2003,  the PBGC  issued  its  Notice  of  Determination
("Notice")  and on March 7,  2003,  the PBGC  published  its  Notice and filed a
Summons and Complaint  ("Complaint") in the United States District Court for the
Southern  District of New York seeking the  involuntary  termination  of the WHX
Pension Plan.  The PBGC stated in its Notice that it took this action because of its concern that "PBGC's possible  long-run loss with respect to the WHX Pension
Plan may reasonably be expected to increase unreasonably if the WHX Pension Plan is not terminated." WHX filed an answer to the PBGC complaint on March 25, 2003, contesting  the PBGC's action to terminate  the WHX Pension  Plan.  The PBGC has announced  in a press  release  that it contends  that the WHX Pension  Plan has roughly  $300  million  in assets to cover  more that $443  million  in  benefit liabilities (without accounting for plant shutdown benefits).  Furthermore,  the
PBGC  contends in a press  release that plant  shutdown  liabilities  of the WHX
Pension Plan, if they were to occur, would exceed $378 million. WHX disputes the
PBGC's  calculation  of liabilities  and shutdown  claims.  As described  above, obtaining an acceptable resolution of the treatment of the WHX Pension Plan is a condition to the loan guaranty.  If an acceptable  resolution is not obtained on or before June 30,  2003,  then a condition to the loan  guaranty  will not have been  satisfied.  If the loan  guaranty is not granted,  it is unlikely that the present Plan of Reorganization,  filed with the Bankruptcy Court on December 20,
2002,  or any amended plan of  reorganization,  will be  confirmed  and, in such event, there can be no assurance as to the future of the WPC Group.

                              SELLING SHAREHOLDERS

            This  prospectus  relates to the reoffer and resale of shares issued or that  may be  issued  to the  selling  shareholders  under  the  Plans.  This prospectus also relates to such indeterminate number of additional shares of our
Common Stock that may be acquired by the selling shareholders as a result of the anti-dilution  provisions of the Plans. The following selling  shareholders have been  Directors  of the Company for more than the past three years and also,  in certain  cases,  are  officers  of the  Company  or  related  entities:  William
Goldsmith, Raymond S. Troubh, Marvin L. Olshan, Ronald LaBow, Neil D. Arnold and
Robert A.  Davidow.  In addition,  Louis Klein Jr.,  Howard  Mileaf and Garen W.
Smith have been Directors of the Company since 2002.

            The  following  selling  shareholders  have  been  Directors  of the
Company  for more than the past  three  years and also,  in certain  cases,  are officers  of the  Company or related  entities:  William  Goldsmith,  Raymond S.
Troubh, Marvin L. Olshan, Ronald LaBow, Neil D. Arnold and Robert A. Davidow. In
addition,  Louis Klein Jr., Howard Mileaf and Garen W. Smith have been Directors of the Company since 2002.

            The  following  table  sets forth (i) the number of shares of Common
Stock  beneficially  owned by each  selling  shareholder  as of the date of this prospectus,  (ii) the number of shares of Common  Stock to be offered for resale by each selling  shareholder  and (iii) the number and  percentage  of shares of
Common  Stock  that  each  selling   shareholder  will  beneficially  own  after
completion  of this  offering,  assuming that all shares that may be offered for resale  are  sold  and  no  other  shares  beneficially  owned  by  the  selling shareholders are also sold.

                                       11

                             Number of                                 Number/Percentage
                             Shares of                                   of Shares of
                            Common Stock                                 Common Stock
                            Beneficially       Number of Shares       Beneficially Owned
                           Owned Prior to       of Common Stock         After Offering
Name                        Offering (1)         Being Offered (2)          (3)/(4)

Neil D. Arnold                79,657 (5)               79,657                    0/*
Robert A. Davidow             62,262 (6)               30,823               34,439/*
William Goldsmith             36,663 (7)               36,663                    0/*
Marvin L. Olshan              41,662 (8)               38,329                3,333/*
Raymond S. Troubh             53,995 (9)               36,662               17,333/*
Robert K. Hynes               28,165 (10)              25,830                2,335/*
Louis Klein Jr.                2,000                    5,000                2,000/*
Garen W. Smith                74,397 (11)              65,731                8,666/*
Howard Mileaf                    188 (12)               5,000                  188/*

------------------
*  Less than 1%

(1)         Unless otherwise indicated,  we believe that all people named in the above table have sole voting and  investment  power with  respect to all shares of Common Stock  beneficially  owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options,  warrants or  convertible  securities.  Each  beneficial owner's percentage ownership is determined by assuming that options, warrants  and  convertible  securities  held by such person (but not those  held by any  other  person)  and  which  are  exercisable  or convertible within 60 days have been exercised or converted.

(2)         Consists  of shares  issuable  upon the  exercise  of  options  both currently exercisable and not currently exercisable.

(3)         Beneficial  ownership  of shares  held by each  selling  shareholder after this offering  assumes that each selling  shareholder sold all of the shares it is offering in this  prospectus  but actually  will depend on the number of shares sold by such selling  shareholder  in this offering.

(4)         Assumes a base of 5,405,856 shares of our Common Stock outstanding.

(5)         Consists of shares of Common Stock  issuable upon their  exercise of options  within 60 days hereof.  Neil D.  Arnold,  a director of the
            Company, joined WPN Corp. as an officer in August 2001. WPN Corp. is wholly-owned by Ronald LaBow,  Chairman of the Board of the Company,
            and is party to a management agreement with the Company - see below.
            Mr.  Arnold was paid  $500,000 by WPN for his services in 2002,  and
            $187,500 for his services in 2001.

                                       12

(6)         Includes  38,329 shares of Common Stock issuable upon their exercise of options within 60 days hereof, and approximately 26,933 shares of
            Common Stock  issuable upon  conversion of 25,500 shares of Series A
            Preferred Stock.

(7)         Consists of shares of Common Stock  issuable upon their  exercise of options within 60 days hereof.

(8)         Includes  38,329 shares of Common Stock issuable upon their exercise of options within 60 days hereof.

(9)         Includes  36,662 shares of Common Stock issuable upon their exercise of options within 60 days hereof.

(10)        Includes  25,830 shares of Common Stock issuable upon their exercise of options within 60 days hereof.

(11)        Includes  64,914 shares of Common Stock issuable upon their exercise of options  within 60 days  hereof,  and 817 shares of Common  Stock issuable  upon  conversion  of 1,000  shares of  Series B  Preferred
            Stock.  Garen  W.  Smith,  a  director  of the  Company  and  former president and chief  executive  officer of Unimast  Incorporated,  a former  wholly-owned  subsidiary  of the  Company  until its sale in
            2002,  received a payment $2,734,700 in 2002 relating to his efforts in connection  with the sale of Unimast  Incorporated by the Company prior to the time he became a director of the Company.

(12)        Consists of 106 Shares of Common Stock  issuable upon  conversion of
            100  shares of  Series A  Preferred  Stock,  and 82 shares of Common
            Stock  issuable upon  conversion of 100 shares of Series B Preferred
            Stock.

                              PLAN OF DISTRIBUTION

            This offering is self-underwritten. Neither the selling shareholders nor we have employed an underwriter  for the sale of Common Stock by the selling shareholders.  We will bear all expenses in connection  with the  preparation of this prospectus. The selling shareholders will bear all expenses associated with the sale of the  Common  Stock.  There  can be no  assurance  that  the  selling shareholders  will sell any or all of the shares of Common Stock offered by them under this prospectus or otherwise.

            At the time a selling  shareholder makes an offer to sell shares, to the extent required by the Securities Act, a prospectus will be delivered.  If a supplemental  prospectus  is required,  one will be delivered  setting forth the number of shares being offered and the terms of the offering.

            The selling  shareholders  may offer for sale their shares of Common
Stock directly or through pledgees,  donees,  transferees or other successors in interest in one or more of the following transactions:

            o    on any stock  exchange on which the shares of Common  Stock may be listed at the time of sale;

                                       13

            o    in negotiated transactions;
            o    in the over-the-counter market; or
            o    in a combination of any of the above transactions.

            The selling  shareholders  may offer their shares of Common Stock at any of the following prices:

            o    Fixed prices which may be changed;
            o    market prices prevailing at the time of sale;
            o    prices related to such prevailing market prices; or
            o    at negotiated prices.

            The selling  shareholders  may effect such  transactions  by selling shares to or through  broker-dealers,  and all such  broker-dealers  may receive compensation  in the form of discounts,  concessions,  or  commissions  from the selling  shareholders  and/or the  purchasers of shares of Common Stock for whom such  broker-dealers  may act as agents or to whom they sell as  principals,  or both. Compensation as to particular broker dealers may be in excess of customary commissions.

            Any   broker-dealer   acquiring   Common   Stock  from  the  selling
shareholders  may sell the shares either directly,  in its normal  market-making activities, through or to other brokers on a principal or agency basis or to its customers. Any such sales may be at prices then prevailing on the New York Stock
Exchange or at prices related to such prevailing  market prices or at negotiated prices  to  its  customers  or  a  combination  of  such  methods.  The  selling shareholders and any broker-dealers  that act in connection with the sale of the
Common Stock hereunder might be deemed to be  "underwriters"  within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any  profit  on the  resale of shares  purchased  by them  might be deemed to be underwriting  discounts  and  commissions  under the  Securities  Act.  Any such commissions,  as well as other expenses incurred by the selling shareholders and applicable transfer taxes, are payable by the selling shareholders.

            The selling  shareholders  reserve the right to accept, and together with any  agent of the  selling  shareholder,  to reject in whole or in part any proposed  purchase of the shares of Common Stock. The selling  shareholders will pay any sales  commissions  or other  seller's  compensation  applicable to such transactions.

            We have not  registered  or qualified  offers and sales of shares of the Common Stock under the laws of any country, other than the United States. To comply  with  certain  states'  securities  laws,  if  applicable,  the  selling shareholders  will  offer  and  sell  their  shares  of  Common  Stock  in  such jurisdictions  only  through  registered  or  licensed  brokers or  dealers.  In addition,  in certain  states  the  selling  shareholders  may not offer or sell shares of Common Stock unless we have  registered  or qualified  such shares for sale in such  states  or we have  complied  with  an  available  exemption  from registration or qualification.

            The selling shareholders have represented to us that any purchase or sale of shares  of our  Common  Stock by them  will  comply  with  Regulation  M promulgated  under the  Exchange  Act. In general,  Rule 102 under  Regulation M prohibits  any person  connected  with a  distribution  of our  Common  Stock (a

                                       14

"Distribution")  from directly or indirectly  bidding for, or purchasing for any account in which he or she has a beneficial interest, any of our Common Stock or any right to purchase our Common Stock,  for a period of one business day before his or her participation in the distribution and ending on the completion of his or her  participation  in the  distribution (we refer to that time period as the
"Distribution Period").

            During  the  Distribution   Period,  Rule  104  under  Regulation  M
prohibits  the  selling  shareholders  and  any  other  persons  engaged  in the
Distribution  from engaging in any stabilizing  bid or purchasing  shares of our
Common Stock except for the purpose of  preventing or retarding a decline in the open market price of our Common Stock. No such person may effect any stabilizing transaction  to facilitate  any offering at the market.  Inasmuch as the selling shareholders  will be  reoffering  and reselling our Common Stock at the market,
Rule  104  prohibits  them  from  effecting  any   stabilizing   transaction  in
contravention of Rule 104 with respect to our Common Stock.

                                  LEGAL MATTERS

            The  validity  of  the  shares  of  Common  Stock  offered  by  this prospectus  has been passed upon for us by Olshan  Grundman  Frome  Rosenzweig &
Wolosky  LLP, 505 Park Avenue,  New York,  New York 10022.  Marvin L. Olshan and
Steven Wolosky,  Partners at Olshan Grundman Frome Rosenzweig & Wolosky LLP, are
a Director  and an Assistant  Secretary,  respectively  of the Company.  Certain partners of Olshan  Grundman  Frome  Rosenzweig & Wolosky LLP  beneficially  own shares, and options to purchase shares, of our Common Stock.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

            Insofar  as  indemnification   for  liabilities  arising  under  the
Securities  Act  may  be  permitted  to  our  directors,   officers  or  persons
controlling  us, we have been advised that it is the  Commission's  opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                       15

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

            The  Commission   allows  us  to   "incorporate  by  reference"  the
information  we file with  them,  which  means  that we can  disclose  important information  to you by referring  you to those  documents.  The  information  we incorporate  by  reference  is  considered  to be a part  of  this  Registration
Statement  and  information   that  we  file  later  with  the  Commission  will
automatically  update and replace this information.  We incorporate by reference the following documents:

            (a)   Our  Annual  Report on Form  10-K for the  fiscal  year  ended
                  December 31, 2002, as amended;

            (b)   Our  Quarterly  Report on Form 10-Q for the three months ended
                  March 31, 2003; and

            (c)   Our Current Reports on Form 8-K filed February 14, 2003, March
                  3, 2003, March 7, 2003, March 27, 2003 and May 13, 2003.

            (d)   The   description  of  our  Common  Stock   contained  in  our
                  Registration Statement on Form 8-B dated June 24, 1994.

            All reports and other documents  subsequently  filed by WHX pursuant to Sections 13(a),  13(c),  14 and 15(d) of the Securities  Exchange Act of 1934
(the  "Exchange  Act"),  as  amended,  prior to the  filing of a  post-effective amendment which  indicates that all securities  offered hereby have been sold or which  deregisters  all  securities  remaining  unsold,  shall be  deemed  to be incorporated  by  reference  herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES.

            Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL.

            Marvin L. Olshan and Steven  Wolosky,  Partners  at Olshan  Grundman
Frome  Rosenzweig & Wolosky  LLP,  are a Director  and an  Assistant  Secretary,
respectively  of  the  Company.   Certain  partners  of  Olshan  Grundman  Frome
Rosenzweig & Wolosky LLP, counsel to WHX,  beneficially own shares,  and options to purchase shares, of Common Stock of WHX.

                                      II-1

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

            WHX was  incorporated  in  Delaware.  As  permitted  by the Delaware
General Corporation Law ("GCL"),  Article NINTH, Section A of the Certificate of
Incorporation of WHX provides as follows:

                NINTH: A. A director of the Corporation  shall not be personally liable to the Corporation or its  stockholders  for monetary damages for breach of fiduciary duty as a director, except for liability (i)
            for any breach of the director's  duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional  misconduct or a knowing violation of law,
            (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the GCL is amended to authorize  corporate  action  further  eliminating  or limiting the personal liability of directors,  then the liability of a director of the Corporation  shall be eliminated or limited to the fullest  extent  permitted by the GCL, as so amended.  Any repeal or
            modification   of  this  Section  A  by  the   stockholders  of  the
            Corporation  shall not adversely affect any right or protection of a director of the Corporation  with respect to events  occurring prior to the time of such repeal or modification.

            Article NINTH, Section B of the Certificate of Incorporation of WHX
Corporation provides as follows:

                B. (1) Each  person who was or is made a party or is  threatened to be  made a  party  to or is  involved  in  any  action,  suit  or proceeding, whether civil, criminal, administrative or investigative
            (hereinafter a  "proceeding"),  by reason of the fact that he or she or a person of whom he or she is the legal  representative is or was a  director,  officer or employee  of the  Corporation  or is or was serving at the request of the  Corporation  as a director,  officer, employee or agent of another corporation or of a partnership,  joint venture,  trust or other enterprise,  including service with respect to employee benefit plans,  whether the basis of such proceedings is alleged  action in an  official  capacity  as a  director,  officer, employee  or agent  or in any  other  capacity  while  serving  as a director,  officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent  authorized by the
            GCL as the same exists or may hereafter be amended (but, in the case of any  such  amendment,  only to the  extent  that  such  amendment permits the  Corporation to provide broader  indemnification  rights than said law  permitted  the  Corporation  to provide prior to such amendment),  against  all  expense,  liability  and loss  (including attorney's fees,  judgments,  fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or
            suffered  by  such   person  in   connection   therewith   and  such
            indemnification shall continue as to a person who has ceased to be a director,  officer, employee or agent and shall inure to the benefit of  his  or  her  heirs,  executors  and  administrators;  provided, however,  that except as provided in paragraph (2) of this Section B
            with   respect  to   proceedings   seeking  to  enforce   rights  to
            indemnification,  the  Corporation  shall  indemnify any such person seeking  indemnification  in connection  with a proceeding  (or part thereof)  initiated by such person only if such  proceeding (or part
            thereof)   was   authorized   by  the  Board  of  Directors  of  the
            Corporation.  The right to indemnification conferred in this Section

                                      II-2

            B shall be a contract  right and shall  include the right to be paid by the  Corporation  the  expenses  incurred in  defending  any such proceeding in advance of its final disposition;  provided,  however, that if the GCL requires, the payment of such expenses incurred by a director or officer in his or her  capacity as a director or officer
            (and not in any other  capacity in which  service was or is rendered by such  person  while a director  or  officer,  including,  without limitation,  service to an employee  benefit plan) in advance of the final disposition of a proceeding, shall be made only under delivery to  the  Corporation  of an  undertaking  by or on  behalf  of  such director  or  officer,  to repay all amounts so advanced if it shall ultimately  be  determined  that such  director  or  officer  is not entitled to be indemnified under this Section B or otherwise.

                (2) If a claim under paragraph (1) of this Section B is not paid in full by the Corporation  within thirty days after a written claim has been received by the  Corporation,  the claimant may at any time thereafter  bring suit against the Corporation to recover the unpaid amount of the claim  and,  if  successful  in whole or in part,  the
            claimant   shall  be  entitled  to  be  paid  also  the  expense  of
            prosecuting  such  claim.  It shall be a defense to any such  action
            (other  than an action  brought  to  enforce  a claim  for  expenses incurred  in  defending  any  proceeding  in  advance  of its  final disposition where the required undertaking,  if any is required, has been tendered to the Corporation)  that the Claimant has not met the standards of conduct which make it permissible under the GCL for the
            Corporation  to indemnify the claimant for the amount  claimed,  but the  burden of proving  such  defense  shall be on the  Corporation.
            Neither  the  failure  of the  Corporation  (including  its Board of
            Directors, independent legal counsel or stockholders) to have made a
            determination   prior  to  the  commencement  of  such  action  that
            indemnification  of the  claimant  is  proper  in the  circumstances because he or she has met the  applicable  standard  of conduct  set forth in the GCL,  nor an actual  determination  by the  Corporation
            (including  its Board of  Directors,  independent  legal  counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

                (3) The right to  indemnification  and the  payment of  expenses
            incurred  in  defending  a  proceeding   in  advance  of  its  final
            disposition  conferred  in this  Section B shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the certificate of incorporation,  By-Law, agreement,  vote  of  stockholders  or  disinterested  directors  or otherwise.

                (4) The Corporation may maintain  insurance,  at its expense, to protect itself and any director,  officer,  employee or agent of the
            Corporation  or another  corporation,  partnership,  joint  venture, trust or other  enterprise  against any expense,  liability or loss, whether or not the  Corporation  would  have the power to  indemnify such  person  against  such  expense,  liability  or loss  under the
            General Corporation Law of the State of Delaware.

                (5) The Corporation  may, to the extent  authorized from time to time by the Board of Directors, grant rights to indemnification, and rights  to be paid  by the  Corporation  the  expenses  incurred  in defending any proceeding in advance of its final disposition, to any

                                      II-3

            agent of the  Corporation to the fullest extent of the provisions of this Section B with respect to the  indemnification  and advancement of expenses of directors, officers and employees of the Corporation.

            Section 145 of the GCL provides as follows:

                  (a) A corporation shall have power to indemnify any person who was  or is a  party  or is  threatened  to be  made a  party  to any threatened, pending or completed action, suit or proceeding, whether civil,  criminal,  administrative  or  investigative  (other than an action by or in the right of the  corporation) by reason of the fact that the person is or was a director,  officer, employee or agent of the  corporation,  or is or  was  serving  at  the  request  of  the corporation  as a  director,  officer,  employee or agent of another corporation,  partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees),  judgments,  fines and amounts paid in settlement  actually and reasonably  incurred by the person in  connection  with such action,  suit or  proceeding if the person  acted in good faith and in a manner  the  person  reasonably believed  to be in or not  opposed  to  the  best  interests  of the corporation, and, with respect to any criminal action or proceeding, had  no  reasonable  cause  to  believe  the  person's  conduct  was unlawful.  The  termination  of any action,  suit or  proceeding  by judgment,  order,  settlement,  conviction  or  upon a plea  of nolo contendere  or its  equivalent,  shall  not,  of  itself,  create  a presumption  that  the  person  did not act in good  faith  and in a manner which the person reasonably  believed to be in or not opposed to the best interests of the  corporation,  and, with respect to any criminal action or proceeding,  had reasonable cause to believe that the person's conduct was unlawful.

                  (b) A corporation shall have power to indemnify any person who was  or is a  party  or is  threatened  to be  made a  party  to any threatened,  pending or completed  action or suit by or in the right of the  corporation  to procure a judgment in its favor by reason of the fact that the person is or was a director,  officer, employee or agent of the corporation, or is or was serving at the request of the corporation  as a  director,  officer,  employee or agent of another corporation,  partnership,  joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection  with the defense or settlement of such  action or suit if the  person  acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect  of any claim,  issue or matter as to which such person shall have been adjudged to be liable to the corporation unless  and only to the  extent  that the Court of  Chancery  or the court in which such action or suit was brought shall  determine upon application that,  despite the adjudication of liability but in view of all the  circumstances  of the case,  such  person is fairly  and reasonably  entitled to indemnity for such expenses  which the Court of Chancery or such other court shall deem proper.

                  (c) To the extent that a present or former director or officer of a corporation  has been  successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections

                                      II-4

            (a) and (b) of this  section,  or in defense of any claim,  issue or matter therein,  such person shall be indemnified  against  expenses
            (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  (d) Any indemnification  under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific  case upon a  determination  that indemnification of the present or former director, officer, employee or agent is proper in the  circumstances  because the person has met the applicable  standard of conduct set forth in subsections (a) and
            (b) of this section.  Such determination shall be made, with respect to a  person  who is a  director  or  officer  at the  time  of such determination,  (1) by a majority  vote of the directors who are not parties to such action, suit or proceeding,  even though less than a quorum,  or (2) by a  committee  of  such  directors  designated  by majority vote of such directors,  even though less than a quorum, or
            (3) if there are no such directors,  or if such directors so direct, by  independent  legal counsel in a written  opinion,  or (4) by the stockholders.

                  (e)  Expenses  (including  attorneys'  fees)  incurred  by  an officer or director in defending any civil, criminal, administrative or  investigative  action,  suit  or  proceeding  may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall  ultimately  be determined that such person is not entitled to be indemnified by the corporation as authorized in this section.  Such expenses (including attorneys'  fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and  conditions, if any, as the corporation deems appropriate.

                  (f) The  indemnification  and advancement of expenses provided by, or granted  pursuant to, the other  subsections  of this section shall not be deemed  exclusive  of any other  rights to which  those seeking  indemnification  or advancement of expenses may be entitled under any bylaw,  agreement,  vote of stockholders or  disinterested directors or otherwise,  both as to action in such person's official capacity  and as to action in another  capacity  while  holding such office.

                  (g) A  corporation  shall have power to purchase  and maintain insurance on behalf of any person who is or was a director, officer, employee  or agent of the  corporation,  or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation,  partnership,  joint venture, trust or other enterprise  against any liability  asserted  against such person and incurred by such person in any such capacity, or arising out of such person's status as such,  whether or not the corporation  would have the power to indemnify such person against such liability under this section.

                  (h)  For  purposes  of  this   section,   references  to  "the
            corporation"   shall   include,   in  addition   to  the   resulting
            corporation,  any constituent corporation (including any constituent of a constituent)  absorbed in a  consolidation  or merger which, if its  separate  existence  had  continued,  would  have had power and

                                      II-5

            authority to indemnify  its  directors,  officers,  and employees or agents,  so  that  any  person  who is or was a  director,  officer, employee  or agent  of such  constituent  corporation,  or is or was serving  at  the  request  of  such  constituent  corporation  as  a
            director,   officer,  employee  or  agent  of  another  corporation,
            partnership,  joint venture, trust or other enterprise,  shall stand in  the  same  position  under  this  section  with  respect  to the resulting  or surviving  corporation  as such person would have with respect to such  constituent  corporation if its separate  existence had continued.

                  (i)  For  purposes  of  this  section,  references  to  "other enterprises"  shall include  employee  benefit plans;  references to
            "fines"  shall  include any excise  taxes  assessed on a person with respect to any employee  benefit plan; and references to "serving at the  request of the  corporation"  shall  include  any  service as a director,  officer,  employee  or  agent  of the  corporation  which imposes duties on, or involves services by, such director,  officer, employee,  or agent with respect to any employee  benefit plan,  its participants or beneficiaries;  and a person who acted in good faith and  in a  manner  such  person  reasonably  believed  to be in  the interest  of  the  participants  and  beneficiaries  of an  employee benefit  plan shall be deemed to have acted in a manner "not opposed to the best  interests  of the  corporation"  as referred to in this section.

                  (j) The  indemnification  and advancement of expenses provided by, or granted  pursuant to, this section  shall,  unless  otherwise provided when  authorized  or ratified,  continue as to a person who has ceased to be a  director,  officer,  employee or agent and shall inure to the benefit of the heirs,  executors and  administrators of such a person.

                  (k) The Court of  Chancery  is hereby  vested  with  exclusive jurisdiction  to hear and determine all actions for  advancement  of expenses or indemnification  brought under this section or under any bylaw, agreement,  vote of stockholders or disinterested  directors, or  otherwise.  The Court of  Chancery  may  summarily  determine  a corporation's  obligation to advance expenses (including  attorneys'
            fees).

            WHX  maintains  a  directors  and  officers  insurance  and  company
reimbursement   policy.  The  policy  insures  directors  and  officers  against unindemnified  loss arising from certain  wrongful acts in their  capacities and reimburses  WHX for  such  loss  for  which  WHX has  lawfully  indemnified  the directors and officers.  The policy contains various  exclusions,  none of which relate to the offering hereunder. WHX also has agreements with its directors and officers providing for the indemnification thereof under certain circumstances.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

            Not applicable.

ITEM 8.     EXHIBITS.

            * 4.1       WHX Corporation 2003 Incentive Stock Plan.

                                      II-6

            * 5.1       Opinion of Olshan Grundman Frome Rosenzweig & Wolosky as
                        to  the   legality   of  the  stock   covered   by  this
                        Registration Statement.

            *23.1       Consent  of   PricewaterhouseCoopers   LLP,  independent
                        public accountants.

            *23.2       Consent of Olshan Grundman Frome  Rosenzweig and Wolosky
                        LLP (included in exhibit 5.1)

            *24.1       Powers of Attorney (included on signature page).

------------------
            *   Filed herewith.

ITEM 9.     UNDERTAKINGS.

(b)         The undersigned registrant hereby undertakes:

            (1)  To file,  during any period in which  offers or sales are being
                 made,  a   post-effective   amendment   to  this   Registration
                 Statement:

                 (i)    To include any prospectus  required by Section  10(a)(3)
                        of the Securities Act of 1933;

                 (ii)   To reflect in the prospectus any facts or events arising
                        after the effective date of the  Registration  Statement
                        (or the most recent  post-effective  amendment  thereof)
                        which,  individually  or in the  aggregate,  represent a
                        fundamental  change in the  information set forth in the
                        Registration  Statement.  Notwithstanding the foregoing,
                        any increase or decrease in volume of securities offered
                        (if the total dollar value of  securities  offered would
                        not exceed that which was  registered) and any deviation
                        from  the  low or  high  end of  the  estimated  maximum
                        offering   range  may  be   reflected  in  the  form  of
                        prospectus  filed with the  Commission  pursuant to Rule
                        424(b)  (ss.  230.424(b)  of this  chapter)  if,  in the
                        aggregate,  the changes in volume and price represent no
                        more than a 20% change in the maximum aggregate offering
                        price set forth in the "Calculation of Registration Fee"
                        table in the effective registration statement;

                (iii)   To include any material  information with respect to the
                        plan of  distribution  not  previously  disclosed in the
                        Registration  Statement or any  material  change to such
                        information in the Registration Statement;

                                      II-7

                        provided,   however,   that  paragraphs   (a)(1)(i)  and
                        (a)(2)(ii)   above  do  not  apply  if  the  information
                        required to be included in a post-effective amendment by
                        those  paragraphs is contained in periodic reports filed
                        by the registrant pursuant to Section 13 or 15(d) of the
                        Exchange Act that are  incorporated  by reference in the
                        Registration Statement;

                        (2)    That,  for  the  purposes  of   determining   any
                               liability  under the Securities Act of 1933, each
                               such post-effective  amendment shall be deemed to
                               be a new registration  statement  relating to the
                               securities  offered therein,  and the offering of
                               such  securities  at that time shall be deemed to
                               be the initial bona fide offering thereof.

                        (3)    To  remove  from   registration  by  means  of  a
                               post-effective  amendment  any of the  securities
                               being   registered  that  remain  unsold  at  the
                               termination of the offering.

            (b) The undersigned  registrant hereby undertakes that, for purposes of determining  any liability  under the Securities Act of 1933,  each filing of the  registrant's  annual  report  pursuant  to  Section  13(a)  or 15(d) of the
Securities  Exchange  Act of 1934  (and,  where  applicable,  each  filing of an employee  benefit  plan's  annual  report  pursuant  to  Section  15(d)  of  the
Securities  Exchange  Act of 1934) that is  incorporated  by  reference  in this
Registration  Statement  shall  be  deemed  to be a new  registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

            (h) Insofar as  indemnification  for  liabilities  arising under the
Securities Act of 1933 may be permitted to directors,  officers and  controlling persons of the registrant  pursuant to the foregoing  provisions,  or otherwise, the  registrant  has been  advised  that in the  opinion of the  Securities  and
Exchange  Commission such  indemnification is against public policy as expressed in the Act and is,  therefore,  unenforceable.  In the  event  that a claim  for indemnification  against  such  liabilities  (other  than  the  payment  by  the registrant of expenses  incurred or paid by a director,  officer or  controlling person of the  registrant  in the  successful  defense  of any  action,  suit or proceeding)  is  asserted by such  director,  officer or  controlling  person in connection with the securities being registered,  the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit  to a  court  of  appropriate  jurisdiction  the  question  whether  such indemnification  by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      II-8

                                   SIGNATURES

Pursuant to the  requirements  of the  Securities  Act of 1933, as amended,  the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the City of New  York,  State of New  York,  on this 20th day of
June, 2003.

WHX CORPORATION

By   /s/ Neil D. Arnold
     -----------------------------
     Neil D. Arnold, Vice Chairman

                               POWER OF ATTORNEY

            KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby  constitutes  and appoints  Ronald  LaBow,  Chairman of the
Board and Marvin Olshan,  Director,  and each of them individually,  as his true and lawful  attorneys-in-fact  and agents,  with full power of substitution  and resubstitution, for him in his name, place and stead, in any and all capacities, in connection with this  Registration  Statement,  including to sign and file in the  name and on  behalf  of the  undersigned  as  director  or  officer  of the
Registrant  (i) any and all  amendments or  supplements  (including  any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith,  and (ii) any and all additional  registration  statements,  and any and all  amendments  thereto, relating to the same  offering of  securities  as those that are covered by this
Registration  Statement that are filed pursuant to Rule 462(b) promulgated under the Securities  Act of 1933 with the Securities and Exchange  Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the  premises,  as fully to all  intents  and  purposes as he might or
could  do  in  person,   hereby   ratifying   and   confirming   all  that  said
attorneys-in-fact  and agents, or their substitute or substitutes,  may lawfully do or cause to be done by virtue hereof.

                                      II-9

            Pursuant to the  requirements  of the Securities  Act of 1933,  this
Registration  Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

By   /s/ Robert Hynes                                   June 20, 2003
     --------------------------------------------       -------------
     Robert Hynes, Chief Financial Officer              Date
     (Principal Accounting Officer)

By   /s/ Ronald LaBow                                   June 20, 2003
     --------------------------------------------       -------------
     Ronald LaBow, Chairman of the Board                Date

By   /s/ Neil D. Arnold                                 June 20, 2003
     --------------------------------------------       --------------
     Neil D. Arnold, Vice Chairman                      Date

By   /s/ Robert A. Davidow                              June 20, 2003
     --------------------------------------------       -------------
     Robert A. Davidow, Director                        Date

By   /s/ William Goldsmith                              June 20, 2003
     --------------------------------------------       -------------
     William Goldsmith, Director                        Date

By   /s/ Louis Klein Jr.                                June 20, 2003
     --------------------------------------------       -------------
     Louis Klein Jr., Director                          Date

By   /s/ Howard Mileaf                                  June 20, 2003
     --------------------------------------------       -------------
     Howard Mileaf, Director                            Date

By   /s/ Marvin L. Olshan                               June 20, 2003
     --------------------------------------------       -------------
     Marvin L. Olshan, Director                         Date

By   /s/ Garen W. Smith                                 June 20, 2003
     --------------------------------------------       -------------
     Garen W. Smith, Director                           Date

By   /s/ Raymond S. Troubh                              June 20, 2003
     --------------------------------------------       -------------
     Raymond S. Troubh, Director                        Date

                                     II-10

                                   SIGNATURES

            Pursuant  to the  requirements  of the  Securities  Act of 1933,  as amended,  the members of the WHX  Corporation  Stock Option  Committee have duly
caused  this  Registration   Statement  to  be  signed  on  its  behalf  by  the
undersigned,  thereunto duly  authorized,  in the City of New York, State of New
York, on this 20th day of June, 2003.

                                             /s/ Raymond S. Troubh
                                             -----------------------------------
                                             Raymond S. Troubh

                                             /s/ Robert A. Davidow
                                             -----------------------------------
                                             Robert A. Davidow

                                     II-11

                                  EXHIBIT INDEX

     * 4.1       WHX Corporation 2003 Incentive Stock Plan.

     * 5.1       Opinion of Olshan Grundman Frome Rosenzweig & Wolosky as to the
                 legality of the stock covered by this Registration Statement.

     *23.1       Consent  of  PricewaterhouseCoopers   LLP,  independent  public
                 accountants.

     *23.3       Consent of Olshan  Grundman  Frome  Rosenzweig  and Wolosky LLP
                 (included in exhibit 5.1)

     *24.1       Powers of Attorney (included on signature page).
------------------
* Filed herewith.